                                                                EXHIBIT 99(d.18)


                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                  June 16, 1999

Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

          As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created Growth Leaders Fund and European Emerging Growth Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us dated as of June 24, 1992, as heretofore amended, by adding the following paragraphs:

          U.S. Growth Leaders Fund Series

          Annual Advisory Fees (as a percentage of average daily net assets) - 0.60% on the first $1 billion, and 0.50% in excess thereof.

          Operating Expense Limitation (as a percentage of average daily net assets) - Class R shares, 1.00%; Class S shares, 1.25%.

          European Aggressive Growth Fund Series

          Annual Advisory Fees (as a percentage of average daily net assets) - 0.80% on the first $1 billion, and 0.60% in excess thereof.

          Operating Expense Limitation (as a percentage of average daily net assets) - Class R shares, 1.05%; Class S shares, 1.30%.

          In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                           Very truly yours,



                                           Joan A. Payden
                                           President

AGREED:

PAYDEN & RYGEL

BY:__________________________________
         John P. Isaacson
         Managing Principal